RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

THIS RESIGNATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Bob L. Corey (“Executive”) and Extreme Networks, Inc. (the “Company”). This Agreement will become effective on the eighth day after it is signed by Executive, provided that Executive has not revoked this Agreement (by email notice to dhonda@extremenetworks.com) prior to that date.

FACTUAL RECITALS

This Agreement is entered into with respect to the following facts:

A.    Executive was previously employed by the Company pursuant to a written Employment Agreement of July 15, 2009 between Executive and the Company (as amended on or about October 21, 2009, March 18, 2010, and September 3, 2010, the “Employment Agreement”); Executive was initially employed by the Company as its Senior Vice President and Chief Financial Officer, and then as its Acting Chief Executive Officer;
B.    Executive was granted an option to purchase 450,000 shares of the Company's common stock by the Company on or about October 28, 2009 (the “First Option”), which First Option was subject to a vesting schedule and other terms and conditions contained in the Extreme Networks Inc. 2005 Equity Incentive Plan Stock Plan (the “Plan”) and in the applicable Extreme Networks, Inc. Stock Option Agreement (U.S. Participants) between the Company and Executive (collectively, the “First Option Agreement”). As of the Resignation Date (as defined below), Executive had become vested in 178,125 shares of stock subject to the First Option (the “Vested Shares”), and Executive had not become vested in 271,875 shares of stock subject to the First Option (the “Unvested Shares”);
C.    Executive was granted an option to purchase 100,000 shares of the Company's common stock by the Company on or about February 3, 2010 (the “Second Option”), which Second Option was subject to a vesting schedule and other terms and conditions contained in the Plan and in the applicable Extreme Networks, Inc. Stock Option Agreement (U.S. Participants) between the Company and Executive (collectively, the “Second Option Agreement”). As of the Resignation Date, Executive had not become vested in any of the shares of stock subject to the Second Option;
D.    Executive resigned voluntarily from his employment with the Company on March 9, 2011; and
E.    It is the Company's desire to provide Executive with certain separation benefits that he would not otherwise be entitled to receive upon his resignation, and to resolve any claims that Executive has or may have against the Company.
Accordingly, Executive and the Company now agree as set forth below.
AGREEMENT
1.Voluntary Resignation From Employment, Positions, and Offices. Executive hereby confirms his voluntary resignation from his employment with the Company, and from all positions and offices that he held with the Company (including, but not limited to, any subsidiaries of Company), effective as of March 9, 2011 (the “Resignation Date”).

2.Acknowledgment of Payment/Receipt of All Wages and Benefits. Executive acknowledges that he has been paid in full all wages (including, but not limited to, base salary, bonuses, and accrued, unused paid time off), and has received all benefits, that Executive earned during his employment with the Company. Executive understands and agrees that he is not entitled to, and shall not receive, any further compensation or benefits from the Company, other than the stock option acceleration and extended stock option exercise period described in Section 3.

3.Modification of Stock Options. Executive and the Company agree that the vesting of the First Option shall be accelerated such that 206,250 of the shares subject to the First Option shall be Vested Shares, and 243,750 of the shares subject to the First Option shall be Unvested Shares, effective as of the Resignation Date. Executive and the Company further agree that the vesting of the Second Option shall be accelerated such that all 100,000 shares subject to the Second Option shall be vested as of the Resignation Date (the “Second Option Shares”). Executive acknowledges and agrees that he has not earned or become vested in, nor will he earn or become vested in, any of the Unvested Shares. Executive further acknowledges and agrees that: (a) the unvested portion of the First Option (the Unvested Shares) will be cancelled effective as of the Resignation Date; (b) he shall not be entitled to any consideration whatsoever for the Unvested Shares; (c) subject to the following paragraph, Executive's right to purchase the Vested Shares is subject to the terms and conditions of the Plan and the First Option Agreement; and (d) subject to the following paragraph, Executive's right to purchase the Second Option Shares is subject to the terms and conditions of the Plan and the Second Option Agreement.

Notwithstanding anything to the contrary contained in the Plan, the First Option Agreement and/or the Second Option Agreement, Executive and the Company agree that Executive shall have a period of 12 months following the Resignation Date (through March 8, 2012) to exercise his right to purchase any or all of the Vested Shares or the Second Option Shares. Except as modified by this Section 3, Executive's rights with respect to the Vested Shares and the Second Option Shares shall continue to be subject to and governed by the Plan and the First Option Agreement or the Second Option Agreement, as applicable. To the extent that Executive holds any other equity interest(s) in the Company (other than the First or Second Option), such equity interest(s) shall continue to be governed by and subject to the terms and conditions of the applicable equity plans/agreements.

4.General Release of Claims. As consideration for the stock option modifications described in Section 3, Executive and his successors release the Company, its parents and subsidiaries, and each of those entities' respective current and former shareholders, investors, directors, officers, employees, agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns (the “Company Releasees”), of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the Company Releasees based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims for breach of express or implied contract, wrongful termination, constructive discharge, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, pregnancy, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, or any other applicable law. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement. This release of claims shall not affect Executive's existing indemnity rights from the Company (whether pursuant to contract or statute, including, but not limited to, his indemnity rights pursuant to California Labor Code section 2802), which rights shall remain in full force and effect. As consideration for Executive's promises herein, the Company and its successors release Executive and his agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns (the “Executive Releasees”), of and from any and all claims, actions and causes of action, whether now known or unknown, which the Company now has, or at any other time had, or shall or may have against the Executive Releasees based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which the Company signs this Agreement, provided that the Company does not release claims it may have against Executive for any intentional wrongful acts or conduct, including, but not limited to, fraud or misappropriation of trade secrets.

5.Civil Code Section 1542 Waiver. Executive and the Company acknowledges that they have read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive and the Company waives any rights that they have or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that they may lawfully waive such rights pertaining to this general release of claims, and affirms that they are releasing all known and unknown claims that he has or may have against Company Releasees and the Executive Releasees.

6.Prior Agreement and Return of Company Property. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive. To the extent that he has not already done so, Executive will promptly return to the Company, in good working condition, all Company property and equipment that is in Executive's possession or control, including, but not limited to, any PDAs, files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.

7.Mutual Non-Disparagement. Executive agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, or any of its services, products, officers, employees, or directors, except to the extent that such statements are made truthfully in response to a duly-issued subpoena or other compulsory legal process. The Company agrees that its current Section 16 officers and members of its Board of Directors will not, at any time in the future, make any critical or disparaging statements about Executive, except to the extent that such statements are made truthfully in response to a duly-issued subpoena or other compulsory legal process.

8.Section 409A Compliance. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

9.Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

10.Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

11.Dispute Resolution. In the event of any disputes or claims between the parties, including, but not limited to, any claims that are based upon or arise out of this Agreement or any alleged breach of this Agreement, the parties agree that all such disputes or claims shall be resolved by binding arbitration in the manner described in the Employment Agreement.

12.Entire Agreement and Modification. This Agreement, along with any agreements described in Section 6, the Plan, the First and Second Option Agreements (all as modified herein), and any other equity agreements between the parties, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, including the Employment Agreement (other than the arbitration provision described in Section 11, which is incorporated herein), which agreements are hereby terminated and of no further legal force or effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN SECTIONS 4 AND 5) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE STOCK OPTION MODIFICATIONS DESCRIBED IN SECTION 3, WHICH HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

Dated: March 27, 2011	Bob L. Corey
Dated: March 27, 2011	EXTREME NETWORKS, INC. By: Diane Honda Its: Senior Vice President, General Counsel and Secretary